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                                                                    EXHIBIT 99.1


CONFIDENTIAL                                           9:30 AM ET, APRIL 6, 2005


NEWS BULLETIN FROM

[COVANYSYS]



FOR FURTHER INFORMATION

INVESTORS:                              MEDIA:
James Trouba                            Michelle Jones
Tel: (248) 848-8896                     Tel: (248) 848-2269
jtrouba@covansys.com                    mjones@covansys.com
---------------------                   -------------------------

NOT FOR IMMEDIATE RELEASE

                    JAMES E. BARLETT AND HUGH R. HARRIS JOIN
                    COVANSYS CORPORATION'S BOARD OF DIRECTORS

                   FRANK D. STELLA TO BECOME DIRECTOR EMERITUS

FARMINGTON HILLS, MI, April 11, 2005 - Covansys Corporation (NASDAQ: CVNS), a global consulting and technology services company, today announced that James E. Barlett and Hugh R. Harris have been appointed to the company's Board of Directors effective immediately.

Mr. Barlett is currently the Vice Chairman of TeleTech Holdings, a leading full-service provider of customer care outsourcing services. He has over 30 years of senior management experience at public companies in the financial services, technology, travel and transportation, business consulting and outsourcing sectors including Galileo International, Mastercard International and NBD Bancorp.

Mr. Harris is President of the Financial Services Technology division of Fidelity Information Services ("FIS"), a division of Fidelity National Financial. Prior to joining Fidelity, Mr. Harris was Chief Executive Officer of HomeSide Lending, one of the world's largest full-service mortgage companies. He began his career with SouthTrust Mortgage and held senior positions at Mortgage Corp. of the South and its successor, BancBoston Mortgage Corp.

Mr. Barlett will replace Frank D. Stella, who has retired from active board service to become Director Emeritus after serving as a Director since Covansys became a public company in 1997. Mr. Harris will replace William P. Foley, II, who joined the board following the consummation of the Stock Purchase Agreement that Covansys entered into with FIS in 2004.

"I am delighted to welcome these two talented and highly-qualified individuals to our Board," said Raj Vattikuti, Covansys' President, and Chief Executive Officer. "James'


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financial acumen and experience in overseeing complex global technology and outsourcing operations will make him a tremendous asset to our organization. Likewise, Hugh's extensive knowledge of and expertise in mortgage processing services will be invaluable in furthering our efforts to grow our presence in the financial services vertical through our relationship with FIS.

"I also want to express our gratitude and appreciation to Frank Stella and William Foley for the contributions they have made to our Board during their tenure. I would like to extend a special thank you to Frank, whose counsel over the years has been so valuable, both to me personally and to the company. His dedication to Covansys is unmatched, and we are pleased that he has agreed to stay on as Director Emeritus so that we can continue to benefit from his wisdom and insight," concluded Mr. Vattikuti.

Following the appointment of Mr. Barlett and Mr. Harris, Covansys' Board will continue to have 10 Directors, six of whom are independent. Consistent with the company's bylaws, Messrs. Barlett and Harris will be nominated as directors for approval by Covansys shareholders at the Company's next annual shareholder meeting.

ABOUT COVANSYS
Headquartered in Michigan, Covansys Corporation (Nasdaq: CVNS) is a global consulting and technology services company specializing in industry-specific solutions, strategic outsourcing and integration services. Clients gain competitive advantage by leveraging our unique on-site, offsite, offshore delivery capability to achieve rapid deployment, world-class quality and reduced costs. A leader in the public sector market, Covansys is also known for application maintenance and development outsourcing in the healthcare, financial services, retail and distribution, manufacturing, telecommunications and high-tech industries. Founded in 1985, with nearly 6000 employees worldwide, Covansys was one of the first U.S.-based IT services companies to establish offshore facilities in India, and is a pioneer in seamlessly integrating offshore capabilities into its offerings. Two of the company's three wholly owned development centers in India are assessed at Level 5 in SEI CMM(R). All three are ISO 9001:2000 certified and assessed at Level 5 in PCMM(R). Covansys was named one of the leading IT companies for state and local governments in 2002 and 2003 by Washington Technology magazine, and one of the top 500 solution providers in 2002 and 2003 by VARBusiness magazine. Visit our web site: www.covansys.com.

SAFE HARBOR STATEMENT
With the exception of statements regarding historical matters and statements concerning our current status, certain matters discussed herein are forward-looking statements that involve substantial risks and uncertainties. Such forward-looking statements may be identified by the words "anticipate," "believe," "estimate," "expect" or "intend" and similar expressions. Our actual results, performance or achievements could differ materially from these forward-looking statements.

Factors that could cause or contribute to such material differences include internal control weaknesses, impact of changes in estimates on fixed price projects, variability of operating results, failure to recruit, trans and retain skilled IT professionals, exposure to


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regulatory, political and general economic conditions in India and Asia, short term nature and termination provisions of contracts, competition in the IT services industry, economic conditions unique to clients in specific industries, decline in profitability of European operations, public sector budget constraints, limited protection of intellectual property rights, and risks related to merger, acquisition and strategic investment strategy.


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